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                                                                    EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the inclusion of our reports on the financial statements for MindSpring Enterprises, Inc. as of December 31, 1997 and 1998, and for the three years ended December 31, 1998, the financial statements of Spry, Inc. as of April 30, 1997, and January 31, 1998, and for the years ended April 30, 1996 and 1997 and the nine months ended January 31, 1998, and the financial statements of NETCOM On-Line Communication Services, Inc. Domestic subscriber operations as of December 31, 1997 and 1998, and for the three years ended December 31, 1998, into this Registration Statement.

/s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia
January 5, 2000